ARC Group Worldwide 8-K

Exhibit 10.36

EXECUTION VERSION

LEASE AGREEMENT

This Lease Agreement (this “Agreement” or this “Lease”) made this 25th day of June, 2014, between 447 WALNUT, LLC, an Ohio Limited Liability Company (“Lessor”) and ARC METAL STAMPING, LLC, a Delaware limited liability company (“Lessee”).

In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties to this Agreement (the “Parties”) hereto agree as follows:

1.         PREMISES. Lessor is the owner of the property located at 447 East Walnut Street, Wauseon, Ohio 43567 (the “Premises”) described in Exhibit A attached hereto and made a part hereof. Lessor hereby leases to Lessee the Premises.

2.         DELIVERY. Lessor shall deliver the Premises to Lessee on the date hereof, in its “AS IS” condition.

3.         TERM; RENTAL.

a.         This Agreement shall be effective as of the date of execution by both Parties and the initial term shall end ten (10) years from the date of this Agreement. Rental for the initial term shall be at a base annual rental (“Base Rent”) of $48,000.00. All Base Rent and other amounts due under this Agreement shall be paid in equal monthly installments on the first day of the month, in advance, to Lessor at the address set forth in Paragraph 22 below, or to such other person, firm or place as Lessor may, from time to time, designate in writing at least thirty (30) days in advance of any rental payment date in accordance with Paragraph 22 herein. Upon agreement of the Parties, Lessee may pay Base Rent by electronic funds transfer and in such event, Lessor agrees to provide to Lessee bank routing information for such purpose upon request of Lessee. The initial term and all extensions, if any, shall be collectively referred to herein as the “Term.”

4.         TAXES. Lessor shall pay all real estate taxes and assessments relating to the Premises; provided, however, the Base Rent shall be increased on a dollar for dollar basis to reflect any increase in real estate taxes and assessments over the current tax year’s amount (being tax year 2013).

5.         UTILITIES. Lessee agrees to pay, before delinquent, all charges for public utility services which accrue with respect to the Premises during the Term. Lessor shall not be liable for any failure of any of the public utilities to furnish any such services nor shall any failure for any length of time of any one or more of the utility companies to furnish any such services make this Lease void or voidable or constitute a ground upon which Lessee may terminate or otherwise abrogate this Lease or any of Lessee’s obligations hereunder, unless such failure is due to any intentional act of Lessor.

6.         INSURANCE.

a.         Lessee, at its sole cost and expense, shall at all times during the Term carry and maintain in full force and effect, for the mutual benefit of Lessor and Lessee, general public liability insurance against claims for personal injury, death or property damage, occurring in, on or about the Premises or in, on, or about the streets, sidewalks or premises adjacent to the Premises, with the following minimum limits: (i) Two Million Dollars ($2,000,000.00) on account of bodily injuries to, or death of, one person; (ii) Two Million Dollars ($2,000,000.00) on account of injuries or death resulting from one accident or disaster; and (iii) Five Hundred Thousand Dollars ($500,000.00) on account of damages to property. The commercial general liability insurance policy shall include coverages for premises-operations, independent contractors and broad contractual liability coverage in support of any indemnity provisions of this Lease.

b.         Lessee, at its sole cost and expense, shall, during the Term, keep the Premises insured against loss or damage by fire and all risks comprehended by standard extended coverage endorsements in the amount of the replacement value.

c.         All insurance provided for in this Lease shall be obtained from an insurance company or companies authorized to do business in the State of Ohio. Lessor and any mortgagee of Lessor shall be named as an additional insured in such insurance policies as their respective interests appear. Originals of the policies of such insurance or certificates thereof shall be delivered to Lessor on the execution of this Lease and originals or renewals thereof or certificates thereof shall be delivered not less than thirty (30) days prior to the expiration dates of the respective policies. In case Lessee shall at any time fail to obtain and maintain the insurance required by subparagraphs (a) and (b) hereof, then Lessor may at its option procure or renew such insurance and any amounts paid therefor shall be immediately due and payable, upon demand.

7.         USE; GOVERNMENT APPROVALS.

a.         Lessee shall use the Premises for the purpose of operating a manufacturing facility and uses incidental thereto. Lessee further covenants and agrees that Lessee will not use, or permit any person to use the Premises for any purpose which indirectly or directly is forbidden by law, ordinance, or governmental regulation or order, or which may be dangerous to life, limb or property, or which may invalidate any policy of insurance carried on the Premises. Lessee covenants that Lessee shall procure and maintain all necessary licenses and permits required in connection with the operation of Lessee’s business on the Premises.

b.         It is understood and agreed that Lessee’s ability to use the Premises is contingent upon its obtaining after the execution date of this Agreement all of the certificates, permits and other approvals (collectively the “Government Approvals”) that may be required by any Federal, State or Local authorities. Lessor shall cooperate with Lessee in its effort to obtain such approvals (including any proceedings in connection therewith) and shall take no action which would adversely affect the status of the Premises with respect to the proposed use thereof by Lessee. In the event that any of such applications for such Government Approvals should be finally rejected, Lessee shall have the right to terminate this Agreement. Notice of Lessee’s exercise of its right to terminate shall be given to Lessor in writing by certified mail, return receipt requested, and shall be effective upon the mailing of such notice by Lessee, or upon such later date as designated by Lessee. All rentals paid to said termination date shall be retained by Lessor. Upon such termination, this Agreement shall be of no further force or effect except to the extent of the representations, warranties and indemnities made by each Party to the other hereunder. Otherwise, the Lessee shall have no further obligations for the payment of rent to Lessor.

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8.         MAINTENANCE; ALTERATIONS.

a.         Lessee, at Lessee’s sole cost and expense, shall maintain, repair and replace the entire Premises, including, but not limited to, all structural walls, the foundation, and the roof in good order and repair, tenantable, and in a clean, safe, and healthy condition and in compliance with all Laws, but excluding any items which are the responsibility of the Lessor pursuant to Paragraph 8.b below.

b.         During the Term, Lessor shall (i) maintain, in good operating condition and repair the parking areas and the means of ingress and egress to the Premises, (ii) promptly remove all excess accumulations of snow and ice from the parking areas and sidewalks and (iii) maintain any lawn areas; provided, however, the Base Rent shall be increased on a dollar for dollar basis for the cost of such repairs or maintenance and shall be billed to Lessee on a monthly basis.

c.         Lessee shall not make alterations, modifications or other additions to or subtractions from the Premises which result in the Premises being non-conforming or otherwise non-compliant with any Laws (“Prohibited Alterations”) or constitute a Prohibited Environmental Alteration under Paragraph 28 herein. Except for the Prohibited Alterations and Prohibited Environmental Alteration, Lessee may make such alterations, modifications, and changes to the Premises, inclusive of improvements therein, as may be proper, necessary or desirable, in Lessee’s opinion, for the conduct of its operations or business and for the full beneficial use of the Premises permitted herein (“Permitted Alterations”); provided, however, for any foundational or structural alteration, or any alteration which affects the exterior appearance of the Premises, Lessee shall (i) furnish Lessor with complete plans and specifications for the Permitted Alterations (“Plans”) which Plans shall be prepared and stamped/certified by an architect or engineer licensed by the State of Ohio, (ii) obtain Lessor’s written consent to the Plans, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) pay all costs, expenses and charges relating to the preparation and completion of the Plans and Permitted Alterations, and (iv) make the Permitted Alterations in accordance with the Plans, applicable legal requirements and in a good and workmanlike manner. All Permitted Alterations, whether installed by Lessee or Lessor, shall become Lessor’s property, and shall remain upon, and be surrendered with, the Premises without disturbance or injury upon the termination of this Lease by lapse of time or otherwise, all without payment or credit to Lessee. Lessee shall have the right to place in the Premises, at such locations therein as Lessee may from time to time determine, Lessee’s furniture, standard equipment, and trade fixtures and such personal property shall be and remain the property of Lessee, and may be removed by Lessee at any time during the Term of this Lease.

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9.          INDEMNIFICATION. Subject to Paragraph 11 below, each Party shall indemnify and hold the other harmless against any claim of liability or loss from personal injury or property damage resulting from or arising out of the negligence or willful misconduct of the indemnifying Party, its employees, contractors or agents, except to the extent such claims or damages may be due to or caused by the negligence or willful misconduct of the other Party, or its employees, contractors or agents.

10.        WAIVER OF SUBROGATION. The Parties hereby waive and release any and all rights of action for negligence against the other which may hereafter arise on account of damage to the Premises resulting from any fire, or other casualty of the kind covered by insurance to the extent of any recovery under a policy or policies of insurance. These waivers and releases shall apply between the Parties and they shall also apply to any claims under or through either Parry as a result of any asserted right of subrogation. All such policies of insurance obtained by either Party concerning the Premises shall waive the insurer’s right of subrogation against the other Party.

11.        LIMITATION OF LIABILITY. Except for indemnifications set forth in this Lease, neither Party shall be liable to the other, or any of their respective agents, representatives, employees for any lost revenue, lost profits, loss of technology, rights or services, incidental, punitive, indirect, special or consequential damages, loss of data, or interruption or loss of use of service, even if advised of the possibility of such damages, whether under theory of contract, tort (including negligence), strict liability or otherwise.

12.        ANNUAL TERMINATION. Intentionally omitted.

13.        REMOVAL AT END OF TERM. Lessee shall, upon expiration or earlier termination of this Agreement, remove its equipment, trade fixtures and all personal property and restore the Premises to its original condition, reasonable wear and tear and casualty damage excepted. Lessor agrees and acknowledges that all of the equipment, trade fixtures and personal property of Lessee shall remain the personal property of Lessee and Lessee shall have the right to remove the same at any time during the Term, whether or not said items are considered fixtures and attachments to real property under applicable Law. Any claims relating to the condition of the Premises must be presented by Lessor in writing to Lessee within thirty (30) days after the termination or expiration of this Lease or Lessor shall be deemed to have irrevocably waived any and all such claims.

14.        HOLDOVER. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of the Term, unless the Parties are negotiating a new lease or lease extension in good faith. In the event that the Parties are not in the process of negotiating a new lease or lease extension in good faith, Lessee holds over, then the Base Rent then in effect payable from and after the time of the expiration of the Term shall be increased to one hundred twenty percent (120%) of the Base Rent applicable during the month immediately preceding such expiration or earlier termination.

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15.       RIGHT OF FIRST REFUSAL; OPTION.

a.         If Lessor elects, during the Term to (i) sell or otherwise transfer all or any portion of the Premises, whether separately or as part of a larger parcel of which the Premises is a part, or (ii) grant to a third party by easement or other legal instrument an interest in and to that portion of the Premises occupied by Lessee, or a larger portion thereof, with or without an assignment of this Agreement to such third party, Lessee shall have the right of first refusal to meet any bona fide offer of sale or transfer on the same terms and conditions of such offer. If Lessee fails to meet such bona fide offer, in writing, within ten (10) days after written notice thereof from Lessor, Lessor may sell or grant the easement or interest in the Premises or portion thereof to such third person in accordance with the terms and conditions of such third party offer. For purposes of this Paragraph, any transfer, bequest or devise of Lessor’s interest in the Premises shall not be considered a sale of the Premises for which Lessee has any right of first refusal.

b.         Lessee, as part of the consideration herein, is hereby granted the exclusive right, option and privilege of purchasing the Premises (the “Option”), in accordance with the terms and conditions set forth below. Provided, that Lessee is not then in default, Lessee may exercise the Option by written notice to Lessor not more than ninety (90) days prior to the expiration of the Term. The Option, if not already exercised, shall expire upon the earlier of the termination or expiration of the Term.

i.         The purchase price for the Premises upon exercise of the Option shall be $50,000.00, payable in cash, certified check, or check at closing of the Option exercise, as set forth below.

ii.        The Premises shall also include all land, together with all improvements thereon, all appurtenant rights, privileges, easements, buildings, fixtures, heating, electrical, plumbing and air conditioning fixtures and facilities.

iii.       Lessor shall convey marketable title to the Premises with the above described inclusions, by good and sufficient general warranty deed in fee simple absolute, on or before closing; said title to be free, clear, and unencumbered, subject to only to legal highways, governmental ordinances, zoning ordinances, easements, reservations, agreements, conditions and restrictions of record and taxes and assessments. Title shall be duly conveyed to Lessee and/or its assigns.

iv.       The deed shall be delivered and the purchase price shall be paid at the title agency or other office of Lessee’s choice, no later than thirty (30) days after the delivery of Lessee’s written notice notifying Lessor of Lessee’s exercise of the Option.

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vi.       UPON CLOSING, LESSOR SHALL SELL AND CONVEY TO LESSEE, AND LESSEE SHALL ACCEPT THE PREMISES “AS IS, WHERE IS, WITH ALL FAULTS.” LESSEE WILL CONDUCT SUCH INVESTIGATIONS OF THE PREMISES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS LESSEE DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PREMISES AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF LESSOR. UPON CLOSING, LESSEE SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY LESSEE’S INVESTIGATIONS.

vii.      From and after Closing, Lessee for itself, its successors and assigns, waives, releases, and forever discharges Lessor, its members, directors, officers, employees, and agents, and their respective heirs, successors, personal representatives and assigns (collectively, the “Released Parties”), of and from any and all causes of action, suits, legal or administrative proceedings, claims, demands, actual damages, punitive damages, losses, costs, clean-up, removal or remediation costs, liabilities, injuries to persons, including death, property or natural resources, interest, attorneys’ fees and expenses of whatever kind and nature, in law or in equity, known or unknown (collectively, “Liabilities”), that Lessee ever had, now has, or in the future may have, against any of the Released Parties, based upon, or arising directly or indirectly out of the use, maintenance, ownership or operation of the Premises prior to closing.

viii.     The provisions of this Paragraph 15 shall survive closing and delivery of the Deed.

16.        RIGHTS UPON SALE. Should Lessor, at any time during the Term decide (i) to sell or transfer all or any part of the Premises to a purchaser other than Lessee, or (ii) to grant to a third party by easement or other legal instrument an interest in and to that portion of the Premises occupied by Lessee, or a larger portion thereof, such sale or grant of an easement or interest therein shall be under and subject to this Agreement and any such purchaser or transferee shall recognize Lessee’s rights under the terms of this Agreement.

17.        QUIET ENJOYMENT. Lessor covenants that Lessee, on paying the Base Rent (and other amounts due pursuant to this Lease) and performing the covenants herein, shall peaceably and quietly have, hold and enjoy the Premises.

18.        TITLE. Lessor represents and warrants as of the date hereof and covenants during the Term that Lessor is seized of good and sufficient title and interest to the Premises, has full authority to enter into and execute this Agreement without any other party’s approval, and has taken all necessary action under its by-laws or other relevant documentation to approve this Agreement and has authorized the signatories to sign same. Lessor further represents, covenants and warrants that there are no liens, judgments or impediments of title on the Premises, or affecting Lessor’s title to the same and that there are no covenants, easements or restrictions or violations which prevent or impede the use of the Premises by the Lessee as set forth above. Furthermore, the Premises is not designated a landmark building or in a landmark district and has never been on any list of a Governmental authority requiring clean-up or closure because of contamination by any hazardous materials.

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19.        INTEGRATION. It is agreed and understood that this Agreement contains all agreements, promises and understandings between Lessor and Lessee and that no verbal or oral agreements, promises or understandings shall be binding upon either Lessor or Lessee in any dispute, controversy or proceeding at law, and any addition, variation or modification to this Agreement shall be void and ineffective unless made in writing signed by the Parties. In the event any provision of this Agreement is found to be invalid or unenforceable, such finding shall not affect the validity and enforceability of the remaining provisions of this Agreement. The failure of either Party to insist upon strict performance of any of the terms or conditions of this Agreement or to exercise any of its rights under this Agreement shall not waive such rights and such Party shall have the right to enforce such rights at any time and take such action as may be lawful and authorized under this Agreement, in law or in equity.

20.        GOVERNING LAW. This Agreement and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the State of Ohio.

21.        ASSIGNMENT. This Agreement may be sold, assigned or otherwise transferred by the Lessee without any approval or consent of the Lessor to the Lessee’s principal, affiliates, subsidiaries of its principal or to any entity which acquires all or substantially all of Lessee’s assets or to any entity which is the successor to Lessee by reason of a merger, acquisition or other business reorganization. As to other parties, this Agreement may not be sold, assigned or transferred without the written consent of the Lessor, which such consent will not be unreasonably withheld, delayed, or conditioned. No change of stock owner or corporate dissolution of Lessee shall constitute an assignment hereunder. Notwithstanding any other provision of this Lease to the contrary, Lessee shall not be relieved from any further liability or obligation accruing hereunder due to such assignment.

22.        NOTICES. All notices hereunder must be in writing and shall be deemed validly given if sent by certified mail, return receipt requested or by commercial courier, provided the courier’s regular business is delivery service and provided further that it guarantees delivery to the addressee by the end of the next business day following the courier’s receipt from the sender, addressed as follows (or any other address that the Party to be notified may have designated to the sender by like notice):

Lessor:	447 Walnut, LLC
Attn: Mr. David Zerbey, Member

e-mail: DZerbey@kecycorporation.com

with a copy to:	Eastman & Smith Ltd.
One SeaGate, 24th Floor
Toledo, Ohio 43604
Attention: Jon B. Liebenthal, Esq.
e-mail: jbliebenthal@eastmansmith.com

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Lessee:	ARC Metal Stamping, LLC
Attn: Drew Kelley, Chief Financial Officer
810 Flightline Blvd.
Deland, FL 32724
e-mail: dkelley@arcgroupworldwide.com

with a copy to:	Wuersch & Gering LLP
100 Wall Street, 10th Floor
New York, NY 10005
Attention: Travis L. Gering, Esq.
e-mail: travis.gering@wg-law.com

Notice shall be effective upon actual receipt or refusal as shown on the receipt obtained pursuant to the foregoing.

23.        SUCCESSORS. This Agreement shall extend to and bind the heirs, personal representative, successors and assigns of the Parties hereto.

24.        SUBORDINATION AND NON-DISTURBANCE. Lessor shall obtain not later than fifteen (15) days following the execution of this Agreement, a Non-Disturbance Agreement, as defined below, from its existing mortgagee(s), ground Lessor and master Lessor, if any, of the Premises. At Lessor’s option, this Agreement shall be subordinate to any future master lease, ground lease, mortgage, deed of trust or other security interest (a “Mortgage”) by Lessor which from time to time may encumber all or part of the Premises or right-of-way; provided, however, as a condition precedent to Lessee being required to subordinate its interest in this Agreement to any future Mortgage covering the Premises, Lessor shall obtain for Lessee’s benefit a non-disturbance and attornment agreement for Lessee’s benefit in the form reasonably satisfactory to Lessee, and containing the terms described below (the “Non-Disturbance Agreement”), and shall recognize Lessee’s right to remain in occupancy of and have access to the Premises as long as Lessee is not in default of this Agreement beyond applicable notice and cure periods. The Non-Disturbance Agreement shall include the encumbering party’s (“Lender’s”) agreement that, if Lender or its successor-in-interest or any purchaser of Lender’s or its successor’s interest (a “Purchaser”) acquires an ownership interest in the Premises, Lender or such successor-in-interest or Purchaser will (1) honor all of the terms of this Agreement and (2) fulfill Lessor’s obligations under this Agreement. Such Non-Disturbance Agreement must be binding on all of its partnership interest or control and Lender’s participants in the subject loan (if any) and on all successors and assigns of Lender and/or its participants and on all Purchasers. In the event Lessor defaults in the payment and/or other performance of any mortgage or other real property interest encumbering the Premises, Lessee, may, at its sole option and without obligation, cure or correct Lessor’s default and upon doing so, Lessee shall be subrogated to any and all rights, titles, liens and equities of the holders of such mortgage or other real property interest and Lessee shall be entitled to deduct and set off against all rents that may otherwise become due under this Agreement the sums paid by Lessee to cure or correct such defaults.

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25.        RECORDING. Lessor agrees to execute a Memorandum of this Agreement, in form acceptable to the Parties, which Lessee may record with the appropriate recording officer. The date set forth in the Memorandum of Lease is for recording purposes only and bears no reference to commencement of either the Term or rent payments.

26.        DEFAULT.

a.         In the event there is a breach by Lessee with respect to any of the provisions of this Agreement or its obligations under it, including the payment of Base Rent (or any other amounts due pursuant to this Lease), Lessor shall give Lessee written notice of such breach. After receipt of such written notice, Lessee shall have five (5) days in which to cure any monetary breach and thirty (30) days in which to cure any non-monetary breach, provided Lessee shall have such extended period as maybe required beyond the thirty (30) days if the nature of the cure is such that it reasonably requires more than thirty (30) days and Lessee commences the cure within the thirty (30) day period and thereafter continuously and diligently pursues the cure to completion. Lessor may not maintain any action or effect any remedies for default against Lessee unless and until Lessee has failed to cure the breach within the time periods provided in this Paragraph.

b.         In the event there is a breach by Lessor with respect to any of the provisions of this Agreement or its obligations under it, Lessee shall give Lessor written notice of such breach. After receipt of such written notice, Lessor shall have thirty (30) days in which to cure any such breach, provided Lessor shall have such extended period as may be required beyond the thirty (30) days if the nature of the cure is such that it reasonably requires more than thirty (30) days and Lessor commences the cure within the thirty (30) day period and thereafter continuously and diligently pursues the cure to completion. Lessee may not maintain any action or effect any remedies for default against Lessor unless and until Lessor has failed to cure the breach within the time periods provided in this Paragraph. Notwithstanding the foregoing to the contrary it shall be a default under this Agreement if Lessor fails, within five (5) days after receipt of written notice of such breach, to perform an obligation required to be performed by Lessor if the failure to perform such an obligation interferes with Lessee’s ability to conduct its business on the Premises; provided, however, that if the nature of Lessor’s obligation is such that more than five (5) days after such notice is reasonably required for its performance, then it shall note a default under this Agreement if performance is commenced within such five (5) day period and thereafter diligently pursued to completion.

27.         REMEDIES. Upon a default beyond all applicable notice and cure periods, the party not in default may at its option (but without obligation to do so), perform the defaulting party’s duty or obligation on the defaulting party’s behalf, including but not limited to obtaining insurance policies required hereunder. The costs and expenses of any such performance by the party not in default shall be due and payable by by the defaulting party upon invoice therefor along with the additional fees as may be otherwise provided in this Lease. In the event of a default beyond all applicable notice and cure periods, by either party with respect to a material provision of this Agreement, without limiting the rights of the party not in default in the exercise of any right or remedy which the party not in default may have by reason of such default, party not in default may terminate this Agreement and/or pursue any remedy now or hereafter available under the laws or judicial decisions of the State of Ohio along with recovery of reasonable attorney’s fees and court costs; provided, however, the party not in default shall use reasonable efforts to mitigate its damages in connection with an uncured default by Lessee.

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28.        ENVIRONMENTAL.

a.         Environmental Definitions. For purposes of this Paragraph 28, the following capitalized terms shall have the meanings ascribed below:

“Environmental Law” means any governmental law or statute, rule, regulation, permit, license, ordinance, code, policy or rule of common law now or hereafter in effect, as may be amended from time to time, governing or relating in any way to the environment, natural resources, health, safety or any Hazardous Substances.

“Hazardous Substances” means (i) any toxic, radioactive, or dangerous substance, pollutant, contaminant, waste, material, or product; (ii) petroleum or petroleum-derived product, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”) or equipment that contains dielectric fluids containing PCBs; (iii) any substance, gas, material, chemical, or product that is or may hereafter be defined as or included in the definition of “hazardous substances,” “toxic substances,” “hazardous materials,” “hazardous wastes” or words of similar import under any Environmental Law; and (iv) any other chemical, material, gas, vapor, radiation or substance, the exposure to or release of which is or may hereafter be prohibited, limited or regulated by any governmental authority having jurisdiction over the Premises or the operations or the authorized operations conducted on the Premises.

b.         Hazardous Substance Compliance. Lessor acknowledges that Lessee may employ Hazardous substances in its operations. Lessee shall not cause any Hazardous Substances to be treated, recycled, stored or disposed on the Premises that would require a treatment, storage, or disposal permit under any Environmental Law. Lessee shall assume the responsibilities of “generator” for any regulated waste materials generated on the Premises by its operations after the commencement date of this Lease.

Lessee shall promptly notify Lessor upon becoming aware of any Hazardous Substance spill or release occurring subsequent to the commencement of this Lease in, on, under, or from the Premises or threat of or reasonable suspicion of such spill or release, and shall take timely steps to investigate and/or remediate the threatened, suspected, or actual spill or release as required to comply with Environmental Laws and/or this Paragraph 28.

c.         Environmental Law Compliance. Lessee agrees to comply with all current or future Environmental Laws enacted by any jurisdiction, as well as all requirements contained in this Paragraph 28. Lessee shall take immediate steps to correct any non-compliance with Environmental Laws or this Paragraph 28. Lessee shall manage and, as appropriate, secure the Premises and its use of the Premises so as to prevent any violation of Environmental Laws by any person on the Premises.

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Notwithstanding the foregoing paragraph, Lessee shall not install, use, or operate an “UST Facility” on the Premises without the prior written approval of Lessor, which approval may be granted or denied in its sole discretion or may be conditioned at its discretion upon Lessee agreeing to appropriate terms and conditions for the design, installation, and/or operation of such facility. “UST Facility” shall include underground storage tanks, underground piping, dispensers, related underground and aboveground structures and equipment, including, without limitation, spill containment features and oil/water separators, and the surrounding area used to operate same.

d.         Responsibility for Condition of Premises. Lessee has conducted an Environmental Assessment of the Premises, the results of which are contained in: (i) the Phase II Environmental Site Assessment, prepared by ASI Environmental Technologies, Inc. and dated May 23, 2014; and (ii) the Analytical Laboratory Report of Merit Laboratories, Inc. dated June 20, 2014 (collectively the “Environmental Assessment Data”).

Lessee shall have no responsibility or liability for any Hazardous Substances identified in the Environmental Assessment Data, nor shall be responsible for any Hazardous Substances which were spilled, released, discharged, or disposed of in, on, about, or adjacent to the Premises prior to the commencement of the Lease. Lessee shall not take any actions without Lessor’s advanced approval to investigate, remediate or otherwise address any releases or spills, or potential releases or spills, of Hazardous Substances occurring on the Premises before the commencement of the Lease (“Prohibited Environmental Alterations”). Further, Lessee shall not notify or contact any governmental entities or other third parties regarding releases or spills, or potential releases or spills, of Hazardous Substances occurring on the Premises prior to the commencement of the Lease unless Lessee believes it is compelled to do so under Environmental Law and has first provided Lessor with prompt notice of its potential disclosure so as to allow Lessor sufficient time to assess and respond to Lessee’s disclosure claim and, as necessary and appropriate, to seek a protective order.

Lessee shall be solely responsible for investigating, remediating, and otherwise responding to all other Hazardous Substances present and existing in, on, about, or from the Premises during and through the date of termination of this Lease, regardless of when discovered

For purposes of assessing conditions at the Premises and implementing this Paragraph 28, Lessor shall have the right, but not the obligation, upon reasonable notice and at a reasonable time, to conduct at any time during the Term of this Lease a supplemental Environmental Assessment. If the results of such supplemental Environmental Assessment identify a release of Hazardous Substances which is a violation of Environmental Laws and is the responsibility of Lessee, then Lessee shall promptly undertake all actions necessary to address the release of Hazardous Substances and remedy the violation of Environmental Laws. If the results of such supplemental Environmental Assessment identify a release of Hazardous Substances which is a violation of Environmental Laws and is the responsibility of Lessor, then Lessor shall promptly undertake all actions necessary to address the release of Hazardous Substances and remedy the violation of Environmental Laws.

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e.         Cooperation with Lessor. Lessee agrees to cooperate with Lessor in Lessor’s efforts to comply with applicable Environmental Laws relating to the Premises. Lessee further agrees to grant access to Lessor, after reasonable notice and at a reasonable time, to enter the Premises to undertake inspections, evaluations, testing, or other activities, including without limitation, an Environmental Assessment, necessary to facilitate Lessor’s compliance with Environmental Laws, and/or to inspect and evaluate Lessee’s management of Hazardous Substances and/or compliance with Environmental Laws and this Paragraph 28.

f.         Environmental Indemnification. The parties shall provide each other with copies of all communications regarding the Premises from any governmental agency relating to any any claim relating to any release or threatened release of Hazardous Substances on the Premises, whether arising before or after the commencement date of this Lease. (each, an “Environmental Claim”).

i.         Lessee shall defend, indemnify and hold harmless Lessor from and against all obligations, losses, claims, suits, judgments, liabilities, penalties, damages, costs and expenses arising from third party claims (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may be incurred by, or asserted against Lessor, resulting from (i) the actual or alleged presence of Hazardous Substances on the Premises arising after the commencement date of this Lease for which Lessee has responsibility and liability under this Paragraph 28 and (ii) any Environmental Claim relating to Lessee’s use of the Premises, including, without limitation, any violations or alleged violations of Environmental Laws. The indemnification set forth in this Paragraph 28(i) shall survive expiration or termination of this Lease.

ii.        Lessee’s right of defense and indemnity from (i) the actual or alleged presence of Hazardous Substances on the Premises arising prior to the commencement date of this Lease and (ii) any Environmental Claim relating to the use of the Premises prior to the commencement date of this Lease, including, without limitation, any violations or alleged violations of Environmental Laws shall be governed solely by Article IX of that certain Asset Purchase Agreement by and between Kecy Corporation, 4111 Munson Holding, LLC and ARC Metal Stamping, LLC, dated June 25, 2014.

29.        CASUALTY. In the event of damage by fire or other casualty to the Premises that cannot reasonably be expected to be repaired within one hundred twenty (120) days following same or, then Lessee may terminate this Agreement upon fifteen (15) days prior written notice to Lessor. Otherwise, Lessee shall repair, restore or rebuild the Premises to its condition immediately prior to such casualty using the proceeds of any insurance. Lessor shall not be required to contribute any amounts to such repair, restoration or rebuilding. Any such notice of termination shall cause this Agreement to expire with the same force and effect as though the date set forth in such notice were the date originally set as the expiration date of this Agreement and the Parties shall make an appropriate adjustment, as of such termination date, with respect to payments due to the other under this Agreement. Notwithstanding the foregoing, the rent shall abate during the period of repair following such fire or other casualty in proportion to the degree to which Lessee’s use of the Premises is impaired.

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30.        CONDEMNATION. In the event of any condemnation of all or any portion of the Premises, this Agreement shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever occurs first. If as a result of a partial condemnation of the Premises, Lessee, in Lessee’s discretion, is unable to use the Premises for the purposes intended hereunder, or if such condemnation may reasonably be expected to disrupt Lessee’s operations at the Premises for more than forty-five (45) days, Lessee may, at Lessee’s option, to be exercised in writing within fifteen (15) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within fifteen (15) days after the condemning authority shall have taken possession) terminate this Agreement as of the date the condemning authority takes such possession. Lessee may on its own behalf make a claim in any condemnation proceeding involving the Premises for losses related to the equipment, conduits, fixtures, its relocation costs and its damages and losses. Any such notice of termination shall cause this Agreement to expire with the same force and effect as though the date set forth in such notice were the date originally set as the expiration date of this Agreement and the Parties shall make an appropriate adjustment as of such termination date with respect to payments due to the other under this Agreement. If Lessee does not terminate this Agreement in accordance with the foregoing, this Agreement shall remain in full force and effect as to the portion of the Premises remaining, except that the rent shall be reduced in the same proportion as the rentable area of the Premises taken bears to the total area of the Premises. In the event that this Agreement is not terminated by reason of such condemnation, Lessor shall promptly repair any damage to the Premises caused by such condemning authority.

31.        SUBMISSION OF AGREEMENT / PARTIAL INVALIDITY / AUTHORITY. The submission of this Agreement for examination does not constitute an offer to lease the Premises and this Agreement becomes effective only upon the full execution of this Agreement by the Parties. If any provision herein is invalid, it shall be considered deleted from this Agreement and shall not invalidate the remaining provisions of this Agreement. Each of the Parties hereto warrants to the other that the person or persons executing this Agreement on behalf of such Party has the full right, power and authority to enter into and execute this Agreement on such Party’s behalf and that no consent from any other person or entity is necessary as a condition precedent to the legal effect of this Agreement.

32.        MISCELLANEOUS. The parties acknowledge that each has had an opportunity to review and negotiate this Lease and have executed this Lease only after such review and negotiation. The parties further agree that this Lease shall be deemed to have been drafted by both Lessor and Lessee and the terms and conditions contained herein shall not be construed any more strictly against one party or the other.

33.        SURVIVAL. The provisions of this Agreement relating to indemnification from one Party to the other Party shall survive any termination or expiration of this Agreement. Additionally, any provisions of this Agreement which require performance subsequent to the termination or expiration of this Agreement shall also survive such termination or expiration.

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34.        CAPTIONS. The captions contained in this Agreement are inserted for convenience only and are not intended to be part of this Agreement. They shall not affect or be utilized in the construction or interpretation of this Agreement.

35.        ENCUMBRANCES. The parties expressly covenant and agree that nothing in this Lease shall authorize Lessee to do any act which shall in any way encumber the title of Lessor in and to the Premises. Lessee shall not permit any mechanics’, laborers’, materialmens’ or other liens to stand against the Premises for any labor or material furnished or claimed to have been furnished in connection with work of any character performed or claimed to have been performed on, or pertaining to, the Premises, whether such work was performed or materials furnished prior or subsequent to the date of this Lease. Nor shall the interest or estate of Lessor in the Premises be in any way subjected to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Lessee. Any claim to or lien upon the Premises arising from any acts or omissions of Lessee shall in all respects be subject and subordinate to the paramount title and rights of Lessor in and to the Premises. Lessee shall have the right to contest the validity of any such lien or claimed lien, if Lessee shall give to Lessor such reasonable security as may be requested by Lessor to insure payment thereof and to prevent any sale, foreclosure or forfeiture of the Premises by reason of nonpayment. On final determination of the lien or claim of lien, Lessee shall immediately pay any judgment rendered with all proper costs and charges and shall, at Lessee’s own cost and expense, have the lien released and any judgment satisfied.

36.        ESTOPPEL CERTIFICATES. Lessee and Lessor agree at any time and from time to time, upon not less than ten (10) days prior written request from the other, to execute, acknowledge and deliver to the other, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and that there are no uncured defaults hereunder, if such statement of fact shall be true or, if there be uncured defaults, stating the same, and the dates to which the Base Rent and other charges have been paid in advance. It is intended that any such statement delivered pursuant to this Paragraph may be relied upon by any prospective purchaser of the fee simple title to the Premises or any mortgagee under any mortgage or the beneficiary of any deed of trust upon the fee of the Premises or upon Lessee’s leasehold interest created by this Lease, or any assignee of the Lessor’s or Lessee’s interest in this Lease, any regulatory authority, or third-party providing financing to Lessee or any affiliate of Lessee. Lessor further agrees to promptly execute and deliver to Citizens Bank, N.A., its successors and assigns, and / or any other creditor of the Lessee (each, a “Creditor”), upon not less than ten (10) days prior written request from Lessee, such Creditor’s customary landlord estoppels letter and / or bailee letter, in such form and substance as reasonably requested by such Creditor.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have set their hands and affixed their respective seals the day and year first above written.

LESSOR: 447 WALNUT, LLC

By:	/s/ David Zerbey
Name: David Zerbey
Title: Manager

LESSEE: ARC METAL STAMPING, LLC

By:	/s/ Drew Kelley
Name: Drew Kelley
Title: Chief Financial Officer

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EXHIBIT “A”

Premises Description